BNY/Ivy Multi-Strategy Hedge Fund LLC

                                   EXHIBIT B

                          Notice of Offer to Purchase
                     BNY/Ivy Multi-Strategy Hedge Fund LLC
                             The Bank of New York
                                One Wall Street
                           New York, New York 10286

              OFFER TO PURCHASE UP TO $30,000,000 OF OUTSTANDING
                         INTERESTS AT NET ASSET VALUE
                               DATED MAY 1, 2008

                THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT
                  12:00 MIDNIGHT, EASTERN TIME, MAY 30, 2008
                         UNLESS THE OFFER IS EXTENDED

To the Members of
BNY/Ivy Multi-Strategy Hedge Fund LLC:

   BNY/Ivy Multi-Strategy Hedge Fund LLC, a closed-end, non-diversified, management investment company organized as a Delaware limited liability company (the "Company"), is offering to purchase for cash on the terms and conditions set forth in this offer to purchase ("Offer to Purchase") and the related Letter of Transmittal (which together with the Offer to Purchase constitutes the "Offer") up to $30 million of Interests in the Company or portions thereof pursuant to tenders by members of the Company ("Members") at a price equal to their net asset value as of June 30, 2008, if the Offer expires on May 30, 2008, or, if the Offer is extended, approximately one month after the expiration date of the Offer (in each case, the "Valuation Date"). (As used in this Offer, the term "Interest" or "Interests," as the context requires, shall refer to the interests in the Company and portions thereof representing beneficial interests in the Company.) If the Company elects to extend the tender period, for the purpose of determining the purchase price for tendered Interests, the net asset value of such Interests will be determined at the close of business on the Valuation Date. This Offer is being made to all Members and is not conditioned on any minimum amount of Interests being tendered, but is subject to certain conditions described below. Interests are not traded on any established trading market and are subject to strict restrictions on transferability pursuant to the Company's Second Amended and Restated Limited Liability Company Agreement (the "LLC Agreement"), if applicable.

   Members should realize that the value of the Interests tendered in this Offer likely will change between March 31, 2008 (the last time net asset value was calculated) and the Valuation Date. Members tendering their Interests should also note that they will remain Members in the Company, with respect to the Interest tendered and accepted for purchase by the Company, through the Valuation Date. Accordingly, the value of a tendered Interest will remain at risk until the Valuation Date, because of its investment pursuant to the Company's investment program.

   Any tendering Members that wish to obtain the estimated net asset value of their Interests should contact the Transfer Agent, at the telephone numbers or address set forth below, Monday through Friday, except holidays, during normal business hours of 9:00 a.m. to 5:00 p.m. (eastern time). Members desiring to tender all or any portion of their Interests in accordance with the terms of the Offer should complete and sign the attached Letter of Transmittal and mail or fax it to the Company in the manner set forth in Section 4 below.

                                      B-1

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BNY/Ivy Multi-Strategy Hedge Fund LLC

                                   IMPORTANT

   None of the Company, its investment adviser or its Board of Managers makes any recommendation to any Member as to whether to tender or refrain from tendering Interests. Members must make their own decisions whether to tender Interests, and, if they choose to do so, the portion of their Interests to tender.

   Because each Member's investment decision is a personal one, based on its financial circumstances, no person has been authorized to make any recommendation on behalf of the Company as to whether Members should tender Interests pursuant to the Offer. No person has been authorized to give any information or to make any representations in connection with the Offer other than those contained herein or in the letter of transmittal. If given or made, such recommendation and such information and representations must not be relied on as having been authorized by the Company.

   This transaction has not been approved or disapproved by the Securities and Exchange Commission (the "SEC") nor has the SEC or any state securities commission passed on the fairness or merits of such transaction or on the accuracy or adequacy of the information contained in this document. Any representation to the contrary is unlawful.

   Questions and requests for assistance and requests for additional copies of the Offer may be directed to the Company's service agent.

                                          The Bank of New York
                                          101 Barclay Street, 20W
                                          New York, New York 10286
                                          Attn: Global Fund Services

                                          Phone: (877) 470-9122
                                          Fax:    (212) 815-5515

                                      B-2

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BNY/Ivy Multi-Strategy Hedge Fund LLC

                               TABLE OF CONTENTS

                 1. Background and Purpose of the Offer....  B-5
                 2. Offer to Purchase and Price............  B-6
                 3. Amount of Tender.......................  B-6
                 4. Procedure for Tenders..................  B-7
                 5. Withdrawal Rights......................  B-7
                 6. Purchases and Payment..................  B-8
                 7. Certain Conditions of the Offer........  B-9
                 8. Certain Information About the Company..  B-9
                 9. Certain Federal Income Tax Consequences B-10
                10. Miscellaneous.......................... B-10

                                      B-3

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BNY/Ivy Multi-Strategy Hedge Fund LLC

                              SUMMARY TERM SHEET

   . As stated in the offering documents of BNY/ Ivy Multi-Strategy Hedge Fund LLC (hereinafter "we" or the "Company"), we will purchase your limited liability company interests ("Interest" or "Interests" as the context requires) at their net asset value (that is, the value of the Company's assets minus its liabilities, multiplied by the proportionate interest in the Company you desire to tender). This offer to purchase Interests (the "Offer") will remain open until 12:00 midnight, eastern time, on May 30, 2008 unless the Offer is extended (the "Expiration Date").

   . The net asset value of the Interests will be calculated for this purpose as of June 30, 2008 or, if the Offer is extended, approximately one month after the Expiration Date (in each case, the "Valuation Date"). The Company reserves the right to adjust the Valuation Date as a result of any extension of the Offer. The Company will review the net asset value calculation of the Interests during the Company's audit for its fiscal year ending March 31, 2009, which the Company expects will be completed by the end of May 2009 and the audited net asset value will be used to determine the final amount paid for tendered Interests.

   . You may tender your entire Interest, a portion of your Interest defined as a specific dollar value or a portion of your Interest above the required minimum capital account balance. If you tender your entire Interest (or a portion of your Interest) and we purchase that Interest, we will give you a non-interest bearing, non-transferable promissory note (the "Note") entitling you to an amount equal to the net asset value of the Interest tendered (valued in accordance with the Company's Second Amended and Restated Limited Liability Company Agreement (the "LLC Agreement"), determined as of the Valuation Date.

   . Although the Company normally imposes a repurchase fee equal to 1.00% of the value of an Interest repurchased by the Company if the date as of which the Interest is to be valued for purposes of repurchase is less than one year following the date of a Member's initial investment in the Company, the Company is not imposing a repurchase fee on any Interests repurchased by the Company pursuant to this Offer.

   . The Note will be mailed to you and will entitle you to an initial payment in cash and/or marketable securities (valued according to the LLC Agreement) equal to 95% of the net asset value of the Interest (the "Initial Payment") which will be paid to you within 30 days after the Valuation Date or, if we have requested withdrawals of capital from any portfolio funds in order to finance the purchase of Interests, ten business days after we have received at least 90% of the aggregate amount withdrawn from such portfolio funds.

   . The Note will also entitle you to a contingent payment (the "Contingent Payment") equal to the excess, if any, of (a) the net asset value of the Interest tendered as of the Valuation Date (as it may be adjusted based upon the next annual audit of the Company's financial statements) over
       (b) the Initial Payment. The Fund will deposit the aggregate amount of the Contingent Payments in a separate, interest bearing account and will pay any interest actually earned thereon pro rata to the Members whose Interests have been repurchased. The Contingent Payment will be payable promptly after the completion of the Company's next annual audit.

   . If you tender only a portion of your Interest you will be required to maintain a minimum capital account balance of $75,000. We reserve the right to purchase less than the amount you tender if the purchase would cause your capital account to have less than the required minimum balance.

                                      B-4

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BNY/Ivy Multi-Strategy Hedge Fund LLC


   . If we accept the tender of your entire Interest or a portion of your Interest, we will pay you your proceeds from: cash on hand, withdrawals of capital from the portfolio funds in which we have invested, the proceeds of the sale of and/or delivery of portfolio securities held by the Company and/or by borrowings (if determined to be necessary or appropriate).

   . Following this summary is a formal notice of our offer to repurchase your Interests. Our Offer remains open to you until 12:00 midnight, eastern time, on May 30, 2008, the expected expiration date of the Offer. Until that time, you have the right to change your mind and withdraw any tender of your Interest. You will also have the right to withdraw the tender of your Interest at any time after June 27, 2008, assuming your Interest has not yet been accepted for repurchase.

   . If you would like us to repurchase your Interest or a portion of your Interest, you should (i) mail the Letter of Transmittal, enclosed with the Offer, to The Bank of New York (the "Transfer Agent"), 101 Barclay Street, 20W, New York, NY 10286, attention Global Fund Services; or
       (ii) fax it to the Transfer Agent at (212) 815-5515, so that it is received before 12:00 midnight, eastern time, on May 30, 2008. If you fax the Letter of Transmittal, you should mail the original Letter of Transmittal to the Transfer Agent promptly after you fax it (although the original does not have to be received before 12:00 midnight, eastern time, on May 30, 2008).

   . The value of your Interests will change between March 31, 2008 (the last time net asset value was calculated) and the Valuation Date.

   . If you would like to obtain the estimated net asset value of your Interest, which we calculate monthly, based upon the information we receive from the managers of the investment funds in which we invest, you may contact the Transfer Agent at (877) 470-9122 or at the address listed above, Monday through Friday, except holidays, during normal business hours of 9:00 a.m. to 5:00 p.m. (eastern time).

   . If more than $30 million of Interests are duly tendered to the Company prior to the Expiration Date and not withdrawn pursuant to Section 5 below, the Company will in its sole discretion either (a) accept the additional Interests permitted to be accepted pursuant to Rule 13e-4(f)(1)(ii) under the Securities Exchange Act of 1934, as amended (the "1934 Act"); or (b) amend and extend the Offer to increase the amount of Interests that the Company is offering to purchase. The Fund is not required, however, to take either of these actions. In the event the amount of Interests duly tendered exceeds the amount of Interests the Company has offered to purchase pursuant to the Offer or any amendment thereof (including the amount of Interests, if any, the Company may be willing to purchase as permitted by Rule 13e-4(f)(1)(ii) under the 1934 Act), the Company will accept Interests duly tendered on or before the Expiration Date for payment on a pro rata basis based on the aggregate net asset value of tendered Interests.

   . Please note that just as you have the right to withdraw the tender of an Interest, we have the right to cancel, amend or postpone this Offer at any time before 12:00 midnight, eastern time, on May 30, 2008. Also realize that although the Offer expires on May 30, 2008, you will remain a Member of the Company, with respect to the Interest tendered and accepted for purchase by the Company, through the Valuation Date. Accordingly, the value of your tendered interest will remain at risk until the Valuation Date, because of its investment pursuant to the Company's investment program.

       1. Background and Purpose of the Offer. The purpose of this Offer is to provide liquidity to Members who hold Interests, as contemplated by and in accordance with the procedures set forth in the Company's prospectus, and statement of additional information, each dated July 31, 2007 (together, the

                                      B-5

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BNY/Ivy Multi-Strategy Hedge Fund LLC

"Prospectus"), and the LLC Agreement. The Prospectus and the LLC Agreement, which were provided to each Member in advance of subscribing for Interests, provide that the Board of Managers has the discretion to determine whether the Company will purchase Interests from Members from time to time pursuant to written tenders. The Prospectus also states that BNY Investment Advisors, the investment adviser of the Company (the "Adviser"), expects that it will recommend to the Board of Managers that the Company purchase Interests from Members twice each year, effective as of June 30 and December 31. The Company has previously offered to purchase interests from Members as of June 30, 2004, December 31, 2004, June 30, 2005, December 31, 2005, June 30, 2006,
December 31, 2006, June 30, 2007 and December 31, 2007. Because there is no secondary trading market for Interests and transfers of Interests are prohibited without prior approval of the Company, the Board of Managers has determined, after consideration of various matters, including but not limited to those set forth in the Prospectus, that the Offer is in the best interest of Members in order to provide liquidity for Interests as contemplated in the Prospectus and the LLC Agreement.

       The purchase of Interests pursuant to the Offer will have the effect of increasing the proportionate interest in the Company of Members that do not tender Interests. Members that retain their Interests may be subject to increased risks due to the reduction in the Company's aggregate assets resulting from payment for the Interests tendered. These risks include the potential for greater volatility due to decreased diversification. However, the Company believes that this result is unlikely given the nature of the Company's investment program. A reduction in the aggregate assets of the Company may result in Members that do not tender Interests bearing higher costs to the extent that certain expenses borne by the Company are relatively fixed and may not decrease if assets decline. These effects may be reduced or eliminated to the extent that additional subscriptions for Interests are made by new and existing Members on June 1, 2008 and thereafter from time to time.

       The Company currently expects that it will accept subscriptions for Interests as of June 1, 2008 and on the first day of each month thereafter, but is under no obligation to do so.

       2. Offer to Purchase and Price. Subject to the conditions of the Offer, the Company will purchase up to $30 million of Interests that are tendered by Members and not withdrawn (in accordance with Section 5 below) prior to 12:00 midnight, eastern time, on May 30, 2008 or any later date as corresponds to any extension of the Offer (in each case, the "Expiration Date"). The Company reserves the right to extend, amend or cancel the Offer as described in Sections 3 and 7 below. The purchase price of an Interest tendered will be its net asset value as of the Valuation Date, payable as set forth in Section 6. The Company reserves the right to adjust the Valuation Date as a result of any extension of the Offer.

       As of the close of business on March 31, 2008, there was approximately $170.5 million outstanding in capital of the Company held in Interests (based on the estimated unaudited net asset value of such Interests). Members may obtain monthly estimated net asset value information, which the Company calculates based upon the information it receives from the managers of the portfolio funds in which the Company invests, until the expiration of the Offer, by contacting the Transfer Agent at the telephone number or address set forth on page 2, Monday through Friday, except holidays, during normal business hours of 9:00 a.m. to 5:00 p.m. (eastern time).

       3. Amount of Tender. Subject to the limitations set forth below, Members may tender their entire Interest, a portion of their Interest defined as a specific dollar value or the portion of their Interest above the required minimum capital account balance, as described below. A Member that tenders for repurchase only a portion of its Interest will be required to maintain a minimum capital account balance of $75,000. If a Member tenders an amount that would cause the Member's capital account balance to fall below the required minimum, the Company reserves the right to reduce the amount to be purchased from such Member so that the required minimum balance is maintained. The Offer is being made to all Members and is not conditioned on any minimum amount of Interests being tendered.

                                      B-6

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BNY/Ivy Multi-Strategy Hedge Fund LLC


       If the amount of Interests that are properly tendered pursuant to the Offer and not withdrawn pursuant to Section 5 below is less than or equal to $30 million (or such greater amount as the Company may elect to purchase pursuant to the Offer), the Company will, on the terms and subject to the conditions of the Offer, purchase all of the Interests so tendered unless the Company elects to cancel or amend the Offer, or postpone acceptance of tenders made pursuant to the Offer, as provided in Section 7 below. If more than $30 million of Interests are duly tendered to the Company prior to the Expiration Date and not withdrawn pursuant to Section 5 below, the Company will in its sole discretion either (a) accept the additional Interests permitted to be accepted pursuant to Rule 13e-4(f)(1)(ii) under the 1934 Act; or (b) amend and extend the Offer to increase the amount of Interests that the Company is offering to purchase. The Fund is not required, however, to take either of these actions. In the event the amount of Interests duly tendered exceed the amount of Interests the Company has offered to purchase pursuant to the Offer or any amendment thereof (including the amount of Interests, if any, the Company may be willing to purchase as permitted by Rule 13e-4(f)(1)(ii) under the 1934 Act), the Company will accept Interests duly tendered on or before the Expiration Date for payment on a pro rata basis based on the aggregate net asset value of tendered Interests. The Offer may be extended, amended or canceled in various other circumstances described in Section 7 below.

       4. Procedure for Tenders. Members wishing to tender Interests pursuant to the Offer should mail a completed and executed Letter of Transmittal to the Transfer Agent, to the attention of Global Fund Services, at the address set forth on page 2, or fax a completed and executed Letter of Transmittal to the Transfer Agent, also to the attention of Global Fund Services, at the fax number set forth on page 2. The completed and executed Letter of Transmittal must be received by the Transfer Agent, either by mail or by fax, no later than 12:00 midnight on the Expiration Date.

       The Company recommends that all documents be submitted to the Transfer Agent via certified mail, return receipt requested, or by facsimile transmission. A Member choosing to fax a Letter of Transmittal to the Transfer Agent must also send or deliver the original completed and executed Letter of Transmittal to the Transfer Agent promptly thereafter. Members wishing to confirm receipt of a Letter of Transmittal may contact the Transfer Agent at the address or telephone number set forth on page 2. The method of delivery of any documents is at the election and complete risk of the Member tendering an Interest including, but not limited to, the failure of the Transfer Agent to receive any Letter of Transmittal or other document submitted by facsimile transmission. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of tenders will be determined by the Company, in its sole discretion, and such determination shall be final and binding. The Company reserves the absolute right to reject any or all tenders determined by it not to be in appropriate form or the acceptance of or payment for which would, in the opinion of counsel for the Company, be unlawful. The Company also reserves the absolute right to waive any of the conditions of the Offer or any defect in any tender with respect to any particular Interest or any particular Member, and the Company's interpretation of the terms and conditions of the Offer will be final and binding. Unless waived, any defects or irregularities in connection with tenders must be cured within such time as the Company shall determine. Tenders will not be deemed to have been made until the defects or irregularities have been cured or waived. None of the Company, the Adviser or the Board of Managers shall be obligated to give notice of any defects or irregularities in tenders, nor shall any of them incur any liability for failure to give such notice.

       5. Withdrawal Rights. Any Member tendering an Interest pursuant to this Offer may withdraw such tender at any time prior to or on the Expiration Date and, at any time after June 27, 2008, assuming such Member's Interest has not yet been accepted for purchase by the Company. To be effective, any notice of withdrawal of a tender must be timely received by the Transfer Agent at the address or the fax number set forth on page 2. A form to use to give notice of withdrawal of a tender is available by calling the Transfer Agent at the telephone number indicated on page 2. All questions as to the form and validity (including time of receipt) of notices of withdrawal of a tender will be determined by the Company, in its sole discretion, and such determination will be final and binding. A tender of Interests properly withdrawn will not thereafter be deemed to

                                      B-7

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BNY/Ivy Multi-Strategy Hedge Fund LLC

be tendered for purposes of the Offer. However, withdrawn Interests may be tendered again prior to the Expiration Date by following the procedures described in Section 4.

       6. Purchases and Payment. For purposes of the Offer, the Company will be deemed to have accepted (and thereby purchased) Interests that are tendered as, if and when it gives written notice to the tendering Member of its election to purchase such Interest. As stated in Section 2 above, the purchase price of an Interest tendered by any Member will be the net asset value thereof as of the Valuation Date. The net asset value will be determined after all allocations to capital accounts of the Member required to be made by the LLC Agreement have been made.

       For Members who tender their Interest or a portion thereof that is accepted for purchase, payment of the purchase price will consist of a non-interest-bearing non-transferable promissory note (the "Note") entitling a Member to an initial and contingent payment. The Note will entitle the Member to receive an initial payment of 95% of the unaudited net asset value of the Interest tendered and accepted for purchase by the Company. Payment of this amount will be made within one month after the Valuation Date or, if the Company has requested withdrawals of its capital from any portfolio funds in order to finance the purchase of Interests, no later than ten business days after the Company has received at least 90% of the aggregate amount withdrawn by the Company from such portfolio funds. The Note will also entitle a Member to receive a contingent payment equal to the excess, if any, of (a) the net asset value of the Interests tendered and accepted for purchase by the Company as of the Valuation Date, determined based on the audited financial statements of the Company for its fiscal year ending March 31, 2009, over (b) the Initial Payment (the "Contingent Payment"). The Note will be delivered to the tendering Member in the manner set forth below within ten calendar days after the acceptance of the Member's Interest. The Fund will deposit the aggregate amount of the Contingent Payments in a separate, interest bearing account and will pay any interest actually earned thereon pro rata to the Members whose Interests have been repurchased. The Contingent Payment will be payable (in the manner set forth below) promptly after completion of the audit of the financial statements of the Company for its fiscal year. It is anticipated that the audit of the Company's financial statements will be completed no later than 60 days after March 31, 2009.

       Although the Company has retained the option to pay all or a portion of the purchase price by distributing marketable securities, the purchase price will be paid entirely in cash except in the unlikely event that the Board of Managers determines that the distribution of securities is necessary to avoid or mitigate any adverse effect of the Offer on the remaining Members of the Company.

       The Note pursuant to which a tendering Member will receive the Initial Payment and Contingent Payment (together, the "Cash Payment") will be mailed directly to the tendering Member. Any Cash Payment due pursuant to the Note will be made by wire transfer directly to the tendering Member to an account designated by the Member.

       The Company expects that the purchase price for Interests acquired pursuant to the Offer, which will not exceed $30 million (unless the Company elects to purchase a greater amount) will be derived from: (a) cash on hand;
(b) the proceeds of the sale of securities and portfolio assets held by the Company; and/or (c) possibly borrowings, as described below. The Company will segregate with its custodian cash or U.S. government securities or other liquid securities equal to the value of the amount estimated to be paid under the Note, as described above. Neither the Company, nor the Board of Managers, nor the Adviser have determined at this time to borrow funds to purchase Interests tendered in connection with the Offer. However, depending on the dollar amount of Interests tendered and prevailing general economic and market conditions, the Company, in its sole discretion, may decide to finance any portion of the purchase price, subject to compliance with applicable law, through borrowings. If the Company finances any portion of the purchase price in that manner, it will deposit assets in a special custody account with its custodian, The Bank of New York, to serve as collateral for any

                                      B-8

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BNY/Ivy Multi-Strategy Hedge Fund LLC

amounts so borrowed, and if the Company were to fail to repay any such amounts, the lender would be entitled to satisfy the Company's obligations from the collateral deposited in the special custody account. The Company expects that the repayment of any amounts borrowed will be made from additional funds contributed to the Company by existing and/or new Members or from the proceeds of the sale of securities and portfolio assets held by the Company.

       7. Certain Conditions of the Offer. The Company reserves the right, at any time and from time to time, to extend the period of time during which the Offer is pending by notifying Members of such extension. The purchase price of an Interest tendered by any Member will be the net asset value thereof as of the Valuation Date. During any such extension, all Interests previously tendered and not withdrawn will remain subject to the Offer. The Company also reserves the right, at any time and from time to time up to and including acceptance of tenders pursuant to the Offer, to: (a) cancel the Offer in the circumstances set forth in the following paragraph and in the event of such cancellation not to purchase or pay for any Interests tendered pursuant to the Offer; (b) amend the Offer; and (c) postpone the acceptance of Interests. If the Company determines to amend the Offer or to postpone the acceptance of Interests tendered, it will, to the extent necessary, extend the period of time during which the Offer is open as provided above and will promptly notify Members.

       The Company may cancel the Offer, amend the Offer or postpone the acceptance of tenders made pursuant to the Offer if: (a) the Company would not be able to liquidate portfolio securities in a manner that is orderly and consistent with the Company's investment objectives and policies in order to purchase Interests tendered pursuant to the Offer; (b) there is, in the judgment of the Board of Managers, any (i) legal action or proceeding instituted or threatened challenging the Offer or otherwise materially adversely affecting the Company, (ii) declaration of a banking moratorium by Federal or state authorities or any suspension of payment by banks in the United States or New York State that is material to the Company,
(iii) limitation imposed by Federal or state authorities on the extension of credit by lending institutions, (iv) suspension of trading on any organized exchange or over-the-counter market where the Company has a material investment, (v) commencement of war, significant increase in armed hostilities or other international or national calamity directly or indirectly involving the United States that is material to the Company, (vi) material decrease in the net asset value of the Company from the net asset value of the Company as of commencement of the Offer, or (vii) other event or condition that would have a material adverse effect on the Company or its Members if Interests tendered pursuant to the Offer were purchased; or (c) the Board of Managers determines that it is not in the best interest of the Company to purchase Interests pursuant to the Offer. However, there can be no assurance that the Company will exercise its right to extend, amend or cancel the Offer or to postpone acceptance of tenders pursuant to the Offer.

       8. Certain Information About the Company. The Company is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as a closed-end, non-diversified, management investment company. It is organized as a Delaware limited liability company. The principal office of the Company is located at One Wall Street, 26/th/ Floor, Attn: Product Management, New York, New York, 10286 and the telephone number is (877) 470-9122. Interests are not traded on any established trading market and are subject to strict restrictions on transferability pursuant to the LLC Agreement.

       The Company does not have any plans or proposals that relate to or would result in: (a) the acquisition by any person of additional Interests (other than the Company's intention to accept subscriptions for Interests on the first day of each month and from time to time in the discretion of the Company) or the disposition of Interests; (b) an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company; (c) any material change in the present distribution policy or indebtedness or capitalization of the Company; (d) any change in the identity of the investment adviser of the Company, or in the management of the Company including, but not limited to, any plans or proposals to change the number or the term of the members of the Board of Managers, to fill any existing vacancy on the Board of Managers or to change any material term

                                      B-9

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BNY/Ivy Multi-Strategy Hedge Fund LLC

of the investment advisory arrangement with the Adviser; (e) a sale or transfer of a material amount of assets of the Company (other than as the Board of Managers determines may be necessary or appropriate to fund any portion of the purchase price for Interests acquired pursuant to this Offer to Purchase or in connection with ordinary portfolio transactions of the Company); (f) any other material change in the Company's structure or business, including any plans or proposals to make any changes in its fundamental investment policies for which a vote would be required by Section 13 of the 1940 Act; or (g) any changes in the LLC Agreement or other actions that may impede the acquisition of control of the Company by any person.

       Based on March 31, 2008 estimated values, BNY Falcon Three Holding Corp., an affiliate of the Company, owns $1,059,951 in Interests (approximately, 0.6% of the outstanding Interests). In addition, based on March 31, 2008 estimated values, Newton P.S. Merrill, a Manager of the Company, owns $139,425 in Interests (less than 0.01% of the outstanding Interests).

       To the Company's knowledge, no executive officer, Manager, or other affiliate plans to tender, and the Company presently has no plans to purchase the Interest of any executive officer, Manager or other affiliate of the Company pursuant to the Offer.

       There have been no transactions involving the Interests that were effected during the past 60 days by the Company, the Adviser, any Manager or any person controlling the Company or the Adviser or any Manager.

       9. Certain Federal Income Tax Consequences. The following discussion is a general summary of the federal income tax consequences of the purchase of Interests by the Company from Members pursuant to the Offer. Members should consult their own tax advisors for a complete description of the tax consequences to them of a purchase of their Interests by the Company pursuant to the Offer.

       In general, a Member from which an Interest is purchased by the Company will be treated as receiving a distribution from the Company. Such Member generally will not recognize income or gain as a result of the purchase, except to the extent (if any) that the amount of consideration received by the Member exceeds such Member's then adjusted tax basis in such Member's Interest. A Member's basis in the Member's Interest will be reduced (but not below zero) by the amount of consideration received by the Member from the Company in connection with the purchase of such Interest. A Member's basis in the Member's Interest will be adjusted for income, gain or loss allocated (for tax purposes) to such Member for periods prior to the purchase of such Interest. Cash distributed to a Member in excess of the adjusted tax basis of such Member's Interest is taxable as capital gain or ordinary income, depending on the circumstances. A Member that has its entire Interest purchased by the Company may generally recognize a loss, but only to the extent that the amount of consideration received from the Company is less than the Member's then adjusted tax basis in such Member's Interest.

       10. Miscellaneous. The Offer is not being made to, nor will tenders be accepted from, Members in any jurisdiction in which the Offer or its acceptance would not comply with the securities or Blue Sky laws of such jurisdiction. The Company is not aware of any jurisdiction in which the Offer or tenders pursuant thereto would not be in compliance with the laws of such jurisdiction. However, the Company reserves the right to exclude Members from the Offer in any jurisdiction in which it is asserted that the Offer cannot lawfully be made. The Company believes such exclusion is permissible under applicable laws and regulations, provided the Company makes a good faith effort to comply with any state law deemed applicable to the Offer.

       The Company has filed an Issuer Tender Offer Statement on Schedule TO with the Securities and Exchange Commission (the "SEC"), which includes certain information relating to the Offer summarized herein. A free copy of such statement may be obtained from the Company by contacting the Transfer Agent at the address and telephone number set forth on page 2 or from the SEC's internet web site, http://www.sec.gov. For a fee, a copy may be obtained from the public reference office of the SEC at Judiciary Plaza, 100 F Street, N.E., Washington, D.C. 20549.

                                    ANNEX A

                             Financial Statements

Audited financial statements for the fiscal year ended March 31, 2006 previously filed on EDGAR on Form N-CSR on June 6, 2006.

Audited financial statements for the fiscal year ended March 31, 2007 previously filed on EDGAR on Form N-CSR on June 6, 2007.

Audited financial statements for the fiscal year ended March 31, 2007 previously filed on EDGAR on Amended Form N-CSR on July 31, 2007.

Unaudited semi-annual financial statements for the period ended September 30, 2007 previously filed on EDGAR on Form N-CSR on December 11, 2007.